As filed with the Securities and Exchange Commission on December 31, 2008               Registration No. 333-
____________________________________________________________________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933
______________________________

State Bancorp, Inc.
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	11-2846511 (I.R.S. Employer Identification No.)
Two Jericho Plaza Jericho, New York 11753 (516) 465-2300 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patricia M. Schaubeck, Esq.
General Counsel
State Bancorp, Inc.
Two Jericho Plaza
Jericho, New York 11753
(516) 465-2300
(Name,  address, including zip code,
and telephone number, including
area code, of agent for service)
Copy to: Robert C. Azarow, Esq. Thacher Proffitt & Wood LLP Two World Financial Center New York, New York 10281 (212) 912-7400

Approximate date of commencement of proposed sale to the public:  from time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [   ]                              Accelerated Filer [X]                                       Non-accelerated filer [   ]                                         Smaller reporting company [   ]

                                                  (Do not check if a
                                                  smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)(2)(3)	Proposed Maximum Offering Price Per Unit(1)		Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $0.01 par value	36,842	$1,000	(1)	$36,842,000.00	$1,447.89
Warrant to Purchase Common Stock, $5.00 par value, and underlying shares of Common Stock (2)	465,569	$11.87	(3)	$5,526,304.03	$217.18
				$42,368,304.03	$1,665.07

(1)
Calculated in accordance with Rule 457(a) and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)
In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, there are being registered hereunder (a) a warrant for the purchase of 465,569 shares of common stock with an initial per share exercise price of $11.87, (b) the 36,842 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain antidilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $11.87.

___________________________________________________________________________________________________________________________________________
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. The securities described in this prospectus cannot be sold until the registration statement that we have filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities in any jurisdiction where an offer or sale thereof is not permitted.

Subject to Completion, dated December 31, 2008

PROSPECTUS

STATE BANCORP, INC.

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A
WARRANT TO PURCHASE 465,569 SHARES OF COMMON STOCK
465,569 SHARES OF COMMON STOCK

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), a warrant to purchase 465,569 shares of our common stock (the “Warrant”), and any shares of our common stock issuable from time to time upon exercise of the warrant. In this prospectus, we refer to the shares of Series A Preferred Stock, the Warrant and the shares of common stock issuable upon exercise of the Warrant, collectively, as the securities. The Series A Preferred Stock and the Warrant were originally issued by us pursuant to the Letter Agreement dated December 5, 2008, and the related Securities Purchase Agreement – Standard Terms (collectively, the “Purchase Agreement”), between us and the United States Department of the Treasury (“Treasury”), which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of the securities by the selling securityholders.

Neither the Series A Preferred Stock nor the Warrant is listed on an exchange. Unless requested by the initial selling securityholder, we do not intend to list the Series A Preferred Stock on any exchange. We do not intend to list the Warrant on any exchange.

Our common stock is listed on the NASDAQ Global Market under the symbol “STBC.” On December 29, 2008, the last reported sale price of our common stock on the NASDAQ Global Market was $9.19 per share. You are urged to obtain current market quotations of our common stock.

Investing in our securities involves risks. See the description of “Risk Factors” which begins on page 2.

Our principal executive offices are located at Two Jericho Plaza, Jericho, NY 11753 and our telephone number is (516) 465-2300.  Our Internet address is http://www.statebankofli.com.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are unsecured and are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. These securities involve investment risks, including possible loss of principal.

The date of this prospectus is                              , 200

i

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the Securities and Exchange Commission (the “SEC”). You may read and copy any of these filed documents at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC, 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

Our Internet address is www.statebankofli.com.  The Company makes available on its website, free of charge, its periodic and current reports, proxy and information statements and other information we file with the SEC and amendments thereto as soon as reasonably practicable after the Company files such material with, or furnishes such material to, the SEC, as applicable.  Unless specifically incorporated by reference, the information on our website is not part of this prospectus.

This prospectus is part of a Registration Statement and does not contain all of the information included in the Registration Statement. Whenever a reference is made in this prospectus or any prospectus supplement, if applicable, to any contract or other document of ours, you should refer to the exhibits that are a part of the Registration Statement for a copy of the referenced contract or document. Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

The SEC allows us to "incorporate by reference" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering covered by this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 17, 2008 (File No. 001-14783);

•
Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 12, 2008; for the quarter ended June 30, 2008 filed with the SEC on August 11, 2008; and for the quarter ended September 30, 2008 filed with the SEC on November 10, 2008 (File No. 001-14783);

•
Our Current Reports on Form 8-K filed with the SEC on January 30, 2008, January 31, 2008, March 12, 2008, March 26, 2008, April 10, 2008, April 30, 2008, May 2, 2008, June 3, 2008, June 18, 2008, July 30, 2008, August 6, 2008, September 29, 2008, October 29, 2008, November 25, 2008, December 3, 2008 and December 10, 2008 (excluding, in each case, information or documents furnished but not filed therewith) (File No. 001-14783); and

•	The description of our capital stock contained in our Registration Statement on Form 8-A filed with the SEC on January 26, 1999 (File No. 001-14783).

On the written or oral request of each person, including any beneficial owner, to whom a copy of this prospectus is delivered, we will provide, without charge, a copy of any or all of the documents incorporated in this prospectus or in any related prospectus supplement by reference, except the exhibits to those documents, unless the exhibits are specifically incorporated by reference.

Written requests for copies should be directed to State Bancorp, Inc., Two Jericho Plaza, Jericho, NY 11753, Attention: Janice Clark.  Telephone requests for copies should be directed to (516) 465-2300.

You should rely only upon the information provided in this document, or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover or the date given in the applicable document.

ii

FORWARD-LOOKING STATEMENTS

 This prospectus, including information incorporated herein by reference, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors could cause State Bancorp’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

State Bancorp’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of State Bancorp and its subsidiaries include, but are not limited to, changes in:

•	market interest rates,

•	general economic conditions,

•	legislative/regulatory changes,

•	monetary and fiscal policies of the U.S. Government,

•	the quality and composition of the loan or investment portfolios,

•	demand for loan products,

•	deposit flows,

•	competition,

•	demand for financial services in the Company’s primary trade area,

•	litigation, tax and other regulatory matters,

•	accounting principles and guidelines, and

•	other economic, competitive, governmental, regulatory and technological factors affecting State Bancorp’s operations, pricing and services.

Further information on other factors that could affect State Bancorp is included in the SEC filings incorporated by reference in this prospectus. See also “Risk Factors” contained herein and therein.

iii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process.  Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement.  We urge you to read this prospectus and, if applicable, any prospectus supplement together with additional information described under the headings “Available Information” and “Incorporation of Certain Documents by Reference.”

As used in this prospectus, “State Bancorp,” “the Company,” “we,” “us,” and “ours” refer to State Bancorp, Inc. and its subsidiaries.

OUR COMPANY

State Bancorp, a one-bank holding company headquartered in Jericho, New York, was formed in 1985.  The Company operates as the parent for its wholly owned subsidiary, State Bank of Long Island, a New York State chartered commercial bank founded in 1966 (the “Bank”), and its subsidiaries, and the Company’s unconsolidated wholly owned subsidiaries, State Bancorp Capital Trust I and II, entities formed in 2002 and 2003, respectively, to issue trust preferred securities.  The Bank conducts a general banking business focused on the small to mid-sized business, municipal and consumer markets in Long Island and New York City.  The income of the Company is derived through the operations of the Bank and its subsidiaries, SB Portfolio Management Corp. (“SB Portfolio”), SB Financial Services Corp. (“SB Financial”), New Hyde Park Leasing Corp. and its subsidiaries, P.W.B. Realty, L.L.C. and State Title Agency, LLC, and SB ORE Corp.  On June 2, 2008, the Bank completed the sale of substantially all of the assets of its leasing subsidiary, SB Equipment Leasing Corp. (f/k/a Studebaker-Worthington Leasing Corp.) (“SB Equipment”).  Subsequent to the sale, SB Equipment no longer contributes to the income of the Company.

The Bank serves its customer base through 16 full-service branches and a corporate banking branch.  In February 2008, the Bank opened a corporate banking branch in Manhattan.  Of the Bank’s full-service branch locations, eight are in Nassau County, five are in Suffolk and three are in Queens County.  The Bank offers a full range of banking services to individuals, corporations, municipalities, and small to medium–sized businesses.  Retail and commercial products include checking accounts, NOW accounts, money market accounts, savings accounts, certificates of deposit, individual retirement accounts, commercial loans, construction loans, home equity loans, commercial mortgage loans, consumer loans, small business lines of credit, equipment leases, cash management services and telephone and online banking.  In addition, the Bank also provides safe deposit services, merchant credit card services, access to annuity products and mutual funds, residential loans, and a consumer debit card with membership in a national ATM network.  The Company’s loan and lease portfolio is concentrated in commercial and industrial loans and commercial mortgages.  The Bank does not engage in subprime lending and does not offer payment option ARMs or negative amortization loan products.

SB Portfolio and SB Financial are each wholly owned subsidiaries of the Bank. SB Portfolio provides investment management services to the Bank, while SB Financial provides balance sheet management services such as interest rate risk modeling, asset/liability management reporting and general advisory services to the Bank.

At September 30, 2008, the Company, on a consolidated basis, had total assets of approximately $1.6 billion, total deposits of approximately $1.3 billion, and stockholders’ equity of approximately $112 million. Unless the context otherwise requires, references herein to the Company include the Company and its subsidiaries on a consolidated basis and references to the Bank include the Bank and its subsidiaries on a consolidated basis.

Neither the Company nor any of its direct or indirect subsidiaries is dependent upon a single customer or very few customers.  No material amount of deposits is obtained from a single depositor.  The Bank does not rely on foreign sources of funds or income, and the Bank does not have any foreign commitments, with the exception of letters of credit issued on behalf of several of its domestic customers.

The Company expects that compliance with provisions regulating environmental controls will have no material effect upon the capital, expenditures, earnings or competitive position of the Company.  The Company operates in the banking industry, and management considers the Company to be aggregated in one reportable operating segment.  The Bank has not experienced any material seasonal fluctuations in its business.  The Company has not had material expenditures for research and development.  The Company employed 292 full-time and part-time officers and employees as of September 30, 2008.

RISK FACTORS

Before you invest in our securities, in addition to the risk factor set forth below and other information, documents or reports included or incorporated by reference in this prospectus and, if applicable, any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement, as well as our most recent Annual Report on Form 10-K, and in our Quarterly Reports on Form 10-Q filed subsequent to the Annual Report on Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

Because of our participation in the Treasury’s Capital Purchase Program, we are subject to several restrictions including restrictions on our ability to declare or pay dividends and repurchase our shares as well as restrictions on our executive compensation.

On December 5, 2008, pursuant to the Purchase Agreement, the Company issued to the Treasury for aggregate consideration of $36,842,000 (i) 36,842 shares of the Series A Preferred Stock, par value $0.01 per share and liquidation preference $1,000 per share and (ii) the Warrant to purchase 465,569 shares of the Company’s common stock, par value $5.00 per share.  Pursuant to the terms of the Purchase Agreement, our ability to declare or pay dividends on any of our shares is limited. Specifically, we are unable to declare dividend payments on common, junior preferred or pari passu preferred shares if we are in arrears on the dividends on the Series A Preferred Stock. Further, we are not permitted to increase dividends on our common stock above the amount of the last quarterly cash dividend per share declared prior to October 14, 2008 without the Treasury’s approval until the third anniversary of the investment unless all of the Series A Preferred Stock has been redeemed or transferred.  In addition, our ability to repurchase our shares is restricted.  Treasury consent generally is required for us to make any stock repurchase until the third anniversary of the investment by the Treasury unless all of the Series A Preferred Stock has been redeemed or transferred. Further, common, junior preferred or pari passu preferred shares may not be repurchased if we are in arrears on the Series A Preferred Stock dividends.

In addition, pursuant to the terms of the Purchase Agreement, we adopted the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury holds the equity issued pursuant to the Purchase Agreement, including the common stock which may be issued pursuant to the Warrant.  These standards generally apply to our Chief Executive Officer, Chief Financial Officer and the three next most highly compensated senior executive officers. The standards include (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibition on making golden parachute payments to senior executives; and (4) agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.  In particular, the change to the deductibility limit on executive compensation will likely increase the overall cost of our compensation programs in future periods.  Since the Warrant has a ten year term, we could potentially be subject to the executive compensation and corporate governance restrictions for a ten year time period.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling securityholders.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

       Our consolidated ratios of earnings to fixed charges for each of the periods indicated is as follows:

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2008	2007	2007	2006	2005	2004	2003
Ratio of Earnings to Fixed Charges:
Excluding Interest on Deposits	6.71 x	7.87 x	7.08 x	23.84 x	(10.59) x	10.76 x	19.97 x
Including Interest on Deposits	1.38 x	1.22 x	1.18 x	1.63 x	(1.57) x	2.46 x	2.49 x

As of the date of this prospectus, we had 36,842 shares of preferred stock outstanding but were not required to pay, and have not paid, any dividends on preferred stock.  For the purpose or computing the ratios of earnings to fixed charges, earnings consist of consolidated income from continuing operations before income tax expense and fixed charges. Fixed charges exclude interest on uncertain tax positions which is classified with income tax expense in the consolidated financial statements.

DESCRIPTION OF SERIES A PREFERRED STOCK

The following is a brief description of the terms of the Series A Preferred Stock that may be resold by the selling securityholders.  This summary does not purport to be complete in all respects. This description is subject to and is qualified in its entirety by reference to the Certificate of Amendment to the Company’s Certificate of Incorporation with respect to the Series A Preferred Stock, copies of which have been filed with the SEC as Exhibit 3.1 to the Company’s Form 8-K filed on December 10, 2008 and are also available upon request from us.

General.  Under our Certificate of Incorporation, as amended, we have authority to issue up to 250,000 shares of preferred stock, par value $0.01 per share in one or more series. Of such number of shares of preferred stock authorized, 36,842 shares have been designated as Series A Preferred Stock, all of which shares of Series A Preferred Stock were issued to the initial selling security holder in a transaction exempt from the registration requirements of the Securities Act.  No other shares of preferred stock are issued and outstanding as of the date hereof.

Our Board of Directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds, and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock, subject to limitations set forth in our Certificate of Incorporation, as amended.

Dividends Payable On Shares of Series A Preferred

Dividends Payable on Series A Preferred Stock.  Holders of Series A Preferred Stock are entitled to receive if, as and when declared by our board of directors, out of legally available funds, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period from December 5, 2008 to, but excluding, February 15, 2014.  From and after February 15, 2014, holders of Series A Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (each a “dividend payment date”), starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to Series A Preferred Stock are payable to holders of record of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to Series A Preferred Stock, we are required to provide written notice to the holders of Series A Preferred Stock prior to the applicable dividend payment date.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board (“FRB”) is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as the Company, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

Priority of Dividends.  With respect to the payment of dividends and the amounts to be paid upon liquidation, Series A Preferred Stock will rank:

•	senior to our common stock and all other equity securities designated as ranking junior to Series A Preferred Stock; and

•
at least equally with all other equity securities designated as ranking on a parity with Series A Preferred Stock (“parity stock”), with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up of the Company.

So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on the Company’s common stock or other junior stock, other than a dividend payable solely in common stock.

In addition, we may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on Series A Preferred Stock for all prior dividend periods, other than:

•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business;

•
purchases or other acquisitions by broker-dealer subsidiaries of the Company solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases or other acquisitions by broker-dealer subsidiaries of the Company for resale pursuant to an offering by us of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any stockholders’ rights plan or repurchases of rights pursuant to any stockholders’ rights plan;

•	acquisition by us of record ownership of junior stock or parity stock for the beneficial ownership of any other person (other than us), including as trustees or custodians; and

•
the exchange or conversion of (i) junior stock for or into other junior stock or (ii) parity stock for or into other parity stock or junior stock, but only to the extent that (x) such acquisition is required pursuant to binding contractual agreements entered into before December 5, 2008 or (y) any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

If we repurchase shares of Series A Preferred Stock from a holder other than the Treasury, we must offer to repurchase a ratable portion of Series A Preferred Stock then held by the Treasury.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on Series A Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for Series A Preferred Stock), with respect to Series A Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and Series A Preferred Stock shall not be entitled to participate in any such dividend.

Redemption.   The Series A Preferred Stock may not be redeemed prior to December 5, 2011 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $9,210,500 which equals 25% of the aggregate liquidation amount of the Series A Preferred Stock on the date of issuance. In such a case, we may redeem the Series A Preferred Stock, subject to the approval of the FRB, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by the Company from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by the Company, to persons other than the Company or its subsidiaries after December 5, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of the Company at the time of issuance under the applicable risk-based capital guidelines of the FRB. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

After December 5, 2011, the Series A Preferred Stock may be redeemed at any time, subject to the approval of the FRB, in whole or in part, subject to notice as described below.

In any redemption, the redemption price shall be an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

In case of any redemption of less than all of the shares of Series A Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors may determine to be fair and equitable.

We will mail notice of any redemption of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A Preferred Stock designated for redemption will not affect the redemption of any other Series A Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A Preferred Stock are to be redeemed, and the number of shares of Series A Preferred Stock to be redeemed (and, if less than all shares of Series A Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights.  In the event that the Company voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by the Company with or into, any other corporation or by another corporation with or into the Company, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights.  Except as indicated below or otherwise required by law, the holders of Series A Preferred Stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting the Company’s board of directors will be automatically increased by two. Holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights (the “Voting Parity Stock”), voting as a single class, will be entitled to elect the two additional members of the Company’s board of directors (the “Preferred Stock Directors”), at the next annual meeting (or at a special meeting called for the purpose of electing the Preferred Stock Directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any Preferred Stock Director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Stock Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series A Preferred Stock and Voting Parity Stock to vote for Preferred Stock Directors, as described above, the Preferred Stock Directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of the Company will be reduced by the number of Preferred Stock Directors that the holders of Series A Preferred Stock and Voting Parity Stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and Voting Parity Stock, voting as a class, may remove any Preferred Stock Director, with or without cause, and the holders of a majority of the shares of Series A Preferred Stock and Voting Parity Stock, voting as a class, may fill any vacancy created by the removal of a Preferred Stock Director. If the office of a Preferred Stock Director becomes vacant for any other reason, the remaining Preferred Stock Director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our restated certificate of incorporation, the vote or consent of the holders of at least 66-2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•
any amendment or alternation of our Certificate of Incorporation, as amended, to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•
any amendment, alternation or repeal of any provision of the Certificate of Amendment to our Certificate of Incorporation with respect to the Series A Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of Series A Preferred Stock; or

•
any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of the Company with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if the Company is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

Holders of the Series A Preferred Stock are entitled to one vote for each share on any matter on which such holders are entitled to vote.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

DESCRIPTION OF THE WARRANT

The following is a brief description of the terms of  the Warrant that may be resold by the selling securityholders.  This summary does not purport to be complete in all respects. This description is subject to is and qualified in its entirety by reference to the Warrant, copies of which have been filed with the SEC as Exhibit 4.2 to the Company’s Form 8-K filed on December 10, 2008 and are also available upon request from us.

Shares of Common Stock Subject to the Warrant.  The Warrant is initially exercisable for 465,569 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $36,842,000, which is equal to 100% of the aggregate liquidation preference of the Series A Preferred Stock, the number of shares of common stock underlying the warrant then held by the Treasury will be reduced by 50% to 232,784.5 shares. The number of shares subject to the Warrant are subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Exercise of the Warrant.  The initial exercise price applicable to the Warrant is $11.87 per share of common stock for which the Warrant may be exercised. The Warrant may be exercised at any time on or before December 5, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of common stock for which the Warrant is being exercised. The exercise price may be paid either by the withholding by the Company of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Upon exercise of the Warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the Warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our common stock for which the Warrant may be exercised.

Rights as a Stockholder.  The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability.  The Treasury may not transfer a portion of the Warrant with respect to more than 232,784.5 shares of common stock until the earlier of the date on which the Company has received aggregate gross proceeds from a qualified equity offering of at least $36,842,000 and December 31, 2009. The Warrant, and all rights under the Warrant, are otherwise transferable.

Adjustments to the Warrant.

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment. Until the earlier of December 5, 2011 and the date the Treasury no longer holds the Warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•
in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of December 5, 2008.

Other Distributions.  If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such distribution.

Certain Repurchases.  If we affect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations.  In the event of a merger, consolidation or similar transaction involving the Company and requiring stockholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF OUR COMMON STOCK

The following is a description of our common stock and certain provisions of our certificate of incorporation, bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation and bylaws, copies of which are available as set forth under “Incorporation of Certain Documents by Reference.”

General.  Under our Certificate of Incorporation, as amended, we have authority to issue up to 20,000,000 of shares of common stock, par value $5.00 per share.  As of December 29, 2008, 14,503,243 shares of our common stock were issued and outstanding.

Voting Rights.  Each share of our common stock is entitled to one vote on each matter submitted to a vote of the stockholders.  The Board of Directors is elected on a staggered basis with approximately one-third of all directors elected each year.  Stockholders do not have cumulative voting rights with respect to any matters to be voted upon, including the election of directors.  Without cumulative voting, the holders of a majority of the outstanding voting stock could elect all of the directors.

Dividend Rights. Holders of our common stock are entitled to dividends when, as, and if declared by our Board of Directors out of funds legally available for the payment of dividends.  Under New York State corporation law, dividends are payable out of surplus only, and may be declared and paid by the Company at any time except when the Company is then insolvent or would thereby be made insolvent.

Liquidation and Dissolution. In the event of the liquidation, dissolution and winding up of the Company, the holders of our common stock are entitled to receive ratably all of the assets of the Company available for distribution after satisfaction of all liabilities of the Company, subject to the rights of the holders of any shares of the Company’s preferred stock that may be issued from time to time.

Other Rights.  Holders of our common stock have no preemptive rights, and there are no conversion rights or redemption or sinking fund provisions applicable to shares of common stock.

Other Matters.  Wells Fargo Shareowner Services is the transfer agent for the Company.  During any time period in which the shares of our common stock are not listed on a national securities exchange or are not regularly quoted in an over-the-counter market by one or more members of a national or an affiliated securities association, the ten largest stockholders of the Company will jointly and severally be personally liable for all debts, wages and salaries due and owing to any of the Company’s laborers, servants or employees (other than contractors) for services performed by them for the Company.  Except as indicated above, no holder of our common stock will be personally liable for the debts of the Company.

MATERIAL PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND NEW YORK LAW

Anti-takeover Provisions.  The Certificate of Incorporation and Bylaws of the Company contain provisions designed to assure continuity of management and to discourage sudden changes in control of the Board of Directors by a party seeking control of the Company.

Omission of Cumulative Voting.  The omission of cumulative voting from the Company’s Certificate of Incorporation may be considered anti-takeover in nature.  Cumulative voting entitles each stockholder to as many votes as equal the number of shares owned by him or her multiplied by the number of directors to be elected.  A stockholder may cast all these votes for one candidate or distribute them among any two or more candidates.  Cumulative voting is optional under the New York State Business Corporation Law.

Opposition to a Tender Offer.  The Certificate of Incorporation enables the Board of Directors to oppose a tender or other offer for its securities on the basis of factors other than economic benefit to stockholders, such as the impact the acquisition of the Company would have on the community, the effect of the acquisition upon employees, depositors and customers, and the reputation and business practices of the tender offeror.

Classification of Board of Directors.  The Certificate of Incorporation provides for the division of the Board of Directors into three classes, as nearly equal as possible.  Each class of directors is elected for a term of three years.  As a result, only one class of directors is elected at each annual meeting of the stockholders of the Company.  Any vacancy on the Board may be filled by a majority vote of the remaining directors.  Directors elected in this manner to fill a vacancy will serve only until the next election of the directors by the stockholders, at which time the stockholders will elect a new director to serve the unexpired portion of the vacated term.

This classification provision would extend the time required to change control of the Board and would tend to discourage any unauthorized takeover bids for the Company.  Under this classification provision, it may require at least two annual meetings for even a majority of the stockholders to make a change in control of the Board.

Special Approval Requirements for Certain Business Combinations.  Under New York State corporation law, and in the absence of any additional requirements imposed by a corporation’s certificate of incorporation, mergers, consolidations and most other business combinations must be approved by 66-2/3% of the outstanding shares.  Thus, absent any other provisions in a corporation’s certificate of incorporation, a takeover bidder could acquire two-thirds of the outstanding common stock through any combination of private purchase, open market purchase or tender offer, and then complete the acquisition by a business combination such as a merger, sale of assets or other transaction and thus force out the remaining one-third.

Instead, the Certificate of Incorporation of the Company adopts a standard for business combinations that requires the approval of (i) the holders of 75% of the Company’s outstanding stock, provided that such transaction has received the prior approval of 66-2/3% of the entire Board of Directors, or (ii) the holders of 66-2/3% of the Company’s outstanding stock, provided that such transaction has received the prior approval of 80% of the entire Board of Directors.

In addition, business combinations involving the Company or any of its subsidiaries and a stockholder who owns, directly or indirectly, not less than 5% of the voting shares of the Company, requires the approval of the holders of at least 95% of the Company’s outstanding capital stock, unless certain conditions are met regarding the consideration to be received by the stockholders of the Company as well as other financial requirements.

Vote Required to Amend Certain Provisions.  The Certificate of Incorporation provides that those Articles relating to opposition to tender offers, classification of the Board, and certain business combinations may not be amended, altered, changed, or repealed without the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote.

Nominations for Directors.  The Bylaws of the Company provide that, with certain exceptions, nominations of candidates for election as directors of the Company, other than those made by directors of the Company, must be made at the annual meeting of the stockholders by the stockholders entitled to cast at least 5% of the outstanding capital stock, or in writing and delivered or mailed to the Secretary of the Company not less than ninety (90) days prior to any stockholders’ meeting called for the election of directors.  The notification must contain certain information, to the extent known to the nominating stockholder.  This provision could be viewed as anti-takeover in nature since it may make it more difficult for stockholders to nominate candidates and may give an advantage to incumbent management’s nominees.

Advance Notice;   Preferred Stock.  The Company’s Bylaws contain restrictions that may discourage other persons from attempting to acquire control of the Company, including, without limitation, prohibitions on stockholder action by written consent and advance notice requirements with respect to matters to be voted upon at all stockholders’ meetings.  In addition, the Company’s Certificate of Incorporation authorizes the issuance of up to 250,000 shares of preferred stock.  The rights and preferences for any series of preferred stock may be set by the Board of Directors, in its sole discretion and without stockholder approval, and the rights and preferences of any such preferred stock may be superior to those of the common stock and thus may adversely affect the rights of holders of the common stock.

The overall effect of the Certificate of Incorporation and Bylaw provisions described above may be to deter a future tender offer or other takeover attempt that some stockholders might view to be in their best interests as the offer might include a premium over the market price of the Company’s common stock at that time.  In addition, these provisions may have the effect of assisting the Company’s current management in retaining its position and place it in a better position to resist changes which some stockholders may want to make if dissatisfied with the conduct of the Company’s business.  In addition, the existence of the employment agreement with the Company’s chief executive officer and change in control agreements with the Company’s executive officers could add to the cost of a takeover of the Company.  Furthermore, the Company’s Employee Stock Ownership Plan may, depending upon its future size or the percentage of outstanding Company stock it may own in the future, be used in defense of a contested takeover.  There are no other anti-takeover provisions in the Certificate of Incorporation or Bylaws, and there are no present plans to adopt other anti-takeover provisions.

PLAN OF DISTRIBUTION

We are registering the securities covered by this prospectus for the selling securityholders.

                We will pay the costs and fees of registering the securities covered by this prospectus and other expenses related to the registration of the securities to the extent required by the Purchase Agreement. However, the Company will not pay any underwriting discounts or commissions or other amounts payable to underwriters, dealers or agents, or any transfer taxes or other expenses associated with the sale of the securities, on behalf of the selling securityholders. Pursuant to the Purchase Agreement, the Company has agreed to provide certain indemnification to the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, in connection with this offering.

                The selling securityholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale of the securities.

The securities being offered hereby may be sold from time to time, by the selling securityholders by one or more of the following methods:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through broker-dealers or agents; and

•	to investors directly in negotiated sales or in competitively bid transactions.

If the selling securityholders use underwriters in the sale of some or all of the securities covered by this prospectus, the underwriters will acquire the securities for their own account.  The obligations of the underwriters to purchase the securities will be subject to certain conditions.  Unless indicated otherwise, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased.

Unless otherwise indicated, when securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the securities for the account of the selling securityholders and will receive commissions from the selling securityholders.

Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of securities for whom such broker-dealers, agents or underwriters may act as agents or to whom they sell as principal, or both (this compensation to a particular broker-dealer might be in excess of customary commissions).

The selling securityholders may also sell offered securities directly. In this case, no underwriters or agents would be involved.

The securities may be sold from time to time in one or more transactions:

•	at fixed prices, which may be changed;

•	at market prices prevailing at the time of the sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

These sales may be affected in transactions, which may involve crosses or block transactions:

•
on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

 Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may also be sold under Rule 144 or Rule 144A in certain instances, rather than pursuant to this prospectus.  In addition to selling the securities under this prospectus, the selling securityholders may transfer the securities in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer. The selling securityholders may also transfer the shares by other means not described in this prospectus.  Moreover, the selling securityholders may decide not to sell any securities offered hereby.

In addition, in connection with the sale of the securities or otherwise, the selling securityholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions, which may in turn engage in short sales of the common stock issuable upon exercise of the Warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the Warrant and deliver common stock to close out short positions, or loan or pledge the Series A Preferred Stock or the common stock issuable upon exercise of the Warrant to broker-dealers that in turn may sell these securities.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling securityholders and any underwriters and distribution participants will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares by the selling securityholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

                Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, upon being notified by the selling securityholders that a material arrangement has been entered into with a broker, dealer, agent or underwriter for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer.  Such prospectus supplement will disclose:

•	the name of the selling securityholders and any participating broker, dealer, agent or underwriter;

•	the number and type of securities involved;

•	the price at which such securities were sold;

•	any securities exchanges on which such securities may be listed;

•	the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable; and

•	other facts material to the transaction.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Neither the Series A Preferred Stock nor the Warrant is listed on an exchange. Unless requested by the initial selling securityholder, we do not intend to list the Series A Preferred Stock on any exchange. We do not intend to list the Warrant on any exchange. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.

SELLING SECURITYHOLDERS

On December 5, 2008, we issued the securities covered by this prospectus to the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	36,842 shares of Series A Preferred Stock, representing beneficial ownership of 100% of the shares of series A preferred stock outstanding on the date of this prospectus;

•	a warrant to purchase 465,569 shares of our common stock, representing beneficial ownership of approximately 3.21% of our common stock as of December 29, 2008; and

•	465,569 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 3.21% of our common stock as of December 29, 2008.

 For purposes of this prospectus, we have assumed that, after completion of the offering covered by this prospectus, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities, subject to restrictions on exercise of voting rights on Series A Preferred and common stock issuable upon exercise of the Warrant as described in “Description of Series A Preferred Stock” and “Description of the Warrant” above, respectively.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from State Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007 and the effectiveness of State Bancorp, Inc.’s internal control over financial reporting as of December 31, 2007 have been audited by Crowe Horwath LLP (f/k/a Crowe Chizek and Company LLC) independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the securities offered hereby will be passed upon for us by Thacher Proffitt & Wood LLP, Two World Financial Center, New York, New York 10281. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following statement sets forth our expenses in connection with the offering described in the Registration Statement (all of which we will bear).  All amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$1,665.07
Accountants’ fees and expenses	4,000.00
Legal fees and expenses	25,000.00
TOTAL	$30,665.07

Item 15.  Indemnification of Directors and Officers

The Registrant’s Bylaws provide, in effect, that it will indemnify each of its directors, officers and employees, and any director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise serving at its request who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact of such person’s duties to or on our behalf, to the fullest extent permitted by the New York Business Corporation Law.

With certain limitations, a director or officer of a corporation organized under the New York Business Corporation Law is entitled to indemnification by the corporation against reasonable expenses, including attorneys fees, incurred by him in connection with the defense of a civil or criminal proceeding to which he has been made, or has threatened to be made, a party by reason of the fact that he was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts to be paid in settlement.  Specific court approval is required in some cases.  In addition, the Registrant has purchased insurance policies which provide coverage for its directors and officers in certain situations where the Registrant cannot directly indemnify such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits

3.1	Certificate of Amendment to the Company’s Certificate of Incorporation, establishing the terms of the Series A Preferred Stock, dated December 5, 2008*
4.1	Form of Certificate for the Series A Preferred Stock*
4.2	Warrant for Purchase of Shares of Common Stock, issued on December 5, 2008*
4.3
Letter Agreement including the Securities Purchase Agreement – Standard Terms attached thereto, dated December 5, 2008, between the Company and United States Department of the Treasury, with respect to the issuance and sale of the Series A Preferred Stock and the Warrant*

5.1	Opinion of Thacher Proffitt & Wood LLP**
12.1	Computation of Ratio of Earnings to Combined Fixed Charges**
23.1	Consent of Crowe Horwath LLP**
23.2	Consent of Thacher Proffitt & Wood LLP (included in Exhibit 5.1)
24	Power of Attorney**

*Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed on December 10, 2008 and incorporated herein by reference

**Filed herewith

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Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15 of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for purposes of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(7)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hamlet of Jericho, State of New York, on December 31, 2008.

State Bancorp, Inc.

By:  /s/ Thomas M. O’Brien
Thomas M. O’Brien
President and Chief Executive
Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder, this Registration Statement, has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Thomas M. O’Brien*	President, Chief Executive Officer and Director (Principal Executive Officer)	December 31, 2008
/s/ Brian K. Finneran Brian K. Finneran	Chief Financial Officer (Principal Financial and Accounting Officer)	December 31, 2008
Thomas E. Christman*	Director	December 31, 2008
Arthur Dulik, Jr.*	Director	December 31, 2008
Nicos Katsoulis*	Director	December 31, 2008
John J. LaFalce*	Director	December 31, 2008
K. Thomas Liaw*	Director	December 31, 2008
Joseph F. Munson*	Director	December 31, 2008
John F. Picciano*	Director	December 31, 2008
Suzanne H. Rueck*	Director	December 31, 2008
Andrew J. Simons*	Director	December 31, 2008
Jeffrey S. Wilks*	Director	December 31, 2008

*By:   /s/ Brian K. Finneran
Brian K. Finneran
Attorney-in-fact
December 31, 2008

EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Amendment to the Company’s Certificate of Incorporation, establishing the terms of the Series A Preferred Stock, dated December 5, 2008*
4.1	Form of Certificate for the Series A Preferred Stock*
4.2	Warrant for Purchase of Shares of Common Stock, issued on December 5, 2008*
4.3
Letter Agreement including the Securities Purchase Agreement – Standard Terms attached thereto, dated December 5, 2008, between the Company and United States Department of the Treasury, with respect to the issuance and sale of the Series A Preferred Stock and the Warrant*

5.1	Opinion of Thacher Proffitt & Wood LLP**
12.1	Computation of Ratio of Earnings to Combined Fixed Charges**
23.1	Consent of Crowe Horwath LLP**
23.2	Consent of Thacher Proffitt & Wood LLP (included in Exhibit 5.1)
24	Power of Attorney**

*Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed on December 10, 2008 and incorporated herein by reference

**Filed herewith